Exhibit 99.1

FOR IMMEDIATE RELEASE

UTEK Corporation to Acquire Social Technologies Group, Inc.

A Foresight and Innovation Consulting Firm

Tampa, FL & Washington, DC—(BUSINESS WIRE)—September 12, 2008—UTEK Corporation (AMEX & LSE-AIM: UTK), a leading innovation services company, has agreed to acquire Social Technologies Group, Inc. (Social Technologies), a leading strategic foresight company providing research and consulting services primarily to Global 1000 companies.

Founded in 1999, Social Technologies has offices in Washington, D.C., London, Tel-Aviv, and Shanghai. The firm has helped clients across a wide range of industries guide policy, shape business strategy, explore new markets, and develop new products and services. The firm helps organizations protect against unexpected risks, spot opportunities before competitors do, and ultimately prepare for the future from a far more informed, empowered perspective. Additional information on Social Technologies can be found on its website at www.socialtechnologies.com.

Social Technologies is being acquired for an initial consideration of $5,088,438 in UTEK Corporation unregistered common stock. Further payments are subject to Social Technologies attaining revenue milestones during months 12, 24, and 36 following the close of the transaction. Social Technologies shareholders will receive 499,014 shares upon closing; the remaining 499,013 UTEK shares will be held in escrow and paid in three installments 12, 24 and 36 months after closing. Payment of the escrow shares will be dependent on the achievement of revenue milestones for the upcoming 12, 24 and 36 month periods. The Purchase Agreement will restrict sales of the initial unregistered shares for at least 12 months following closing of the transaction, with the remaining escrow shares eligible to be sold pursuant to Rule 144 under the Securities Act of 1933. The closing of the transaction is expected to take place in October 2008, subject to certain conditions and approvals as set forth in the Purchase Agreement.

Unaudited management accounts for the trailing four quarters ending June 30, 2008 showed Social Technologies reported unaudited revenues of approximately $5.1 million, and a net profit of $539,000. Net assets were ($117,000).

Tom Conger, Chief Executive Officer and Founder of Social Technologies stated, “We are impressed by what UTEK has accomplished in a short timeframe in positioning itself as a leader in the growing area of innovation services. We see a terrific synergy between UTEK and Social Technologies and look forward to being part of their rapidly expanding, global team. Together, we are able to provide clients a one-stop solution for innovation that begins with a broad understanding of how the future might unfold and ends with specific technology licenses that might be needed to gain market share against their competitors.”

“We believe that the acquisition of Social Technologies and its foresight and innovation services capability represents a further and significant step forward in developing our strategy of becoming the leading global provider of innovation consulting services. Upon closing of this transaction UTEK will have in excess of 110 employees in five countries dedicated to helping companies innovate more effectively. UTEK’s continuing goal is to address our clients’ desire to achieve rapid growth through enhanced innovation capabilities. We are enthusiastic about the acquisition of Social Technologies as we believe that it will provide additional value to our clients, enhance management depth and provide for an expanded base of global operations,” said Clifford M. Gross, Ph.D., UTEK’s Chief Executive Officer.

About UTEK Corporation

UTEK® is a leading innovation services company. UTEK’s services enable clients to become stronger innovators, rapidly source externally developed technologies and create value from their intellectual property. UTEK is a business development company, for more information please visit its website at www.utekcorp.com.

About Social Technologies

Social Technologies is a global research and consulting firm specializing in the integration of foresight, strategy and innovation. With offices in Washington DC, London, Tel-Aviv, and Shanghai, Social Technologies serves many of the world’s leading companies, government agencies, and non-profits. For more information please visit its website at www.socialtechnologies.com.

Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words, such as UTEK “expects,” “should,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe UTEK’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including the financial performance of UTEK and the valuation of UTEK’s investment portfolio, which could cause actual results to differ materially from those currently anticipated. Although UTEK believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it cannot give any assurance that its expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating any forward-looking statements. Certain factors could cause results and conditions to differ materially from those projected in these forward-looking statements, and some of these factors are discussed below. These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. These forward-looking statements are only made as of the date of this press release and UTEK does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

UTEK’s operating results could fluctuate significantly due to a number of factors. These factors include the small number of transactions that are completed each quarter, the value of individual transactions, the timing of the recognition and the magnitude of unrealized and realized gains and losses of companies in its portfolio, UTEK’s dependence on the performance of its operating divisions as well as the companies in its portfolio, the possibility that advances in technology could render the technologies it has transferred obsolete, the loss of technology licenses by companies in its portfolio, the degree to which it encounters competition in its markets, the volatility of the stock market and the volatility of the valuations of the companies it has invested in as it relates to its realized and unrealized gains and losses, the concentration of investments in a small number of companies, marketplace demand for innovation consulting services as well as other general economic conditions. As a result of these and other factors, current results may not be indicative of UTEK’s future performance. For more information on UTEK and for a more complete discussion of the risks pertaining to an investment in UTEK, please refer to UTEK’s filings with the Securities and Exchange Commission.

Contacts:
UTEK Corporation
USA:
BPC Financial Marketing
John Baldissera
800-368-1217
UK:
Bankside Consultants
Steve Liebmann or Simon Bloomfield
+ 44 (0) 20-7367-8883

Social Technologies Group, Inc.
Tom Conger
202-223-2801